Exhibit 99.1

NEWS RELEASE

MEDIA INQUIRIES:

FOR IMMEDIATE RELEASE

Cori Bray

August 5, 2015

Office: (214) 891-2901

e-mail:cori_bray@richards.com

BATON ROUGE, LOUISIANA - Business First Bank President and CEO, Jude Melville announced today the addition of David L. Laxton III to the board of directors of Business First Bancshares, Inc., parent company of Business First Bank.

Laxton joins the board with over 35 years of experience in the energy and distribution industries. He was one of the founders of Edgen Group Inc., a global supplier of specialty pipe, fittings, plates, valves and structural steels to the energy industry. He served from its founding in 1996 as Executive Vice President and Chief Financial Officer until his retirement in 2014. During his tenure, he supervised the acquisition of more than a dozen companies located in the United States, Canada, the United Kingdom, Dubai and Singapore. He also co-led Edgen’s initial public offering and listing on the New York Stock Exchange and managed over $2 billion of company bank and public market debt offerings.

In addition to his experience in the energy industry, Laxton served on the Board of Directors of American Gateway Bank from 1996 until its merger earlier this year with Business First Bank. While on the Board, he served as Chairman for five years and also as Chairman of the Audit Committee.

“The combination of David’s extensive knowledge of the energy and banking industries as well as his corporate experience makes him a valuable addition to our board during this exciting time in the life of our company,” said Melville. “I look forward to working closely with him as we take on the opportunities that continued growth affords.”

In 2010, Laxton was inducted into the Louisiana State University E.J. Ourso College of Business Hall of Distinction and is currently serving as a member of the Dean’s Advisory Council and the LSU Department of Finance Advisory Council. He received a Bachelor’s in History and his Master’s in Accounting from LSU and was a Certified Public Accountant. He was previously Board Chairman of the Episcopal School of Baton Rouge and is active in various other educational and charitable organizations, including the Boy Scouts of America.

About Business First Bank

Business First Bank is the largest community bank headquartered in Baton Rouge and one of the top 10 institutions by size headquartered in Louisiana. Business First Bank operates 16 offices including 15 banking centers and one loan production office in six markets across Louisiana. Business First Bank provides commercial and personal banking, treasury management, and wealth solutions services to private businesses and their owners, operators, executives and employees. It was chosen as one of American Banker Magazine’s Top 40 Banks to Work For in 2014.

Forward-Looking Statements

Certain statements contained in this news release may not be based on historical facts and are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements may be identified by their reference to a future period or periods or by the use of forward-looking terminology such as “anticipate,” “believe,” “estimate,” “expect,” “may,” “might,” “will,” “would”, “could,” or “intend.” We caution you not to place undue reliance on the forward-looking statements contained in this news release, in that actual results could differ materially from those indicated in such forward-looking statements as a result of a variety of factors. We undertake no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date of this news release.